UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2025

Brand Engagement Network Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Delaware Ave Suite 210 Wilmington, DE	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 714-2747

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors; Appointment of Certain Officers

On September 10, 2025, the Board of Directors of Brand Engagement Network Inc. (the “Company”) appointed Tyler J. Luck, Co-Founder and Chief Product Officer, to serve as Acting Chief Executive Officer while the Company continues its search for a permanent Chief Executive Officer. Mr. Luck will continue to serve as a member of the Board of Directors. Mr. Luck commented, “I am honored to step into this role and continue building on the progress our team has made. I want to thank Janine for her leadership and steady hand during this important time. We remain focused on delivering for our customers, advancing our technology, and creating long-term value for our shareholders.”

Biographical Information and Compensation Arrangements

Tyler J. Luck is Co-Founder, Chief Product Officer, and Board Member at the Company. Since 2018, he has led the vision, development, and execution of the Company’s proprietary AI platform, powering conversational innovation across chat, voice, and avatars. He also oversees the Company’s engineering and R&D operations in South Korea. With expertise in product design, user experience, and scalable AI systems, Mr. Luck has been central to building the Company’s multimodal AI platform.

The Company previously entered into an employment agreement with Mr. Luck, which became effective upon the closing of the Company’s previous business combination, and provides for a three-year term of employment. Pursuant to its terms, Mr. Luck’s base salary is $180,000. Mr. Luck is eligible to receive a discretionary cash bonus in an amount to be determined by the Board or the Compensation Committee. His employment agreement entitles him to participate in any bonus compensation plans that the Company may from time to time adopt for the benefit of management, along with any standard benefit plans available to similarly situated employees. Mr. Luck is also entitled to awards of fully vested options to purchase 100,000 shares of common stock on an annual basis during the three-year term of his employment agreement. There are no material changes to Mr. Luck’s employment upon his appointment as Acting Chief Executive Officer.

Related Party Transactions

Mr. Luck is married to Michael Lucas, who may be deemed a “promoter” for the Company as that term is defined in the rules and regulations promulgated under the Securities Act of 1933, as amended. October 3rd Holdings, LLC owns approximately a 58.225% interest in Genuine Lifetime, LLC, of which Mr. Lucas and Mr. James D. Henderson, Jr. own respective 13.025% and 10% interests. October 3rd Holdings, LLC is co-owned in equal 50% shares by Mr. Luck and Mr. Lucas. Mr. Luck served as Managing Member of Genuine Lifetime, LLC until June 1, 2023.

In connection with the Company’s entry into a Reseller Agreement with AFG Companies, Inc. (“AFG”), Genuine Lifetime, LLC issued 500,000 shares of the Company’s predecessor’s common stock to AFG pursuant to a separate agreement between Genuine Lifetime, LLC and AFG. In connection with the GL Interim Financing, Genuine Lifetime, LLC entered into a promissory note with AFG pursuant to which AFG agreed to lend, and Genuine Lifetime, LLC agreed to borrow, $4.0 million in order to fund the GL Interim Financing (the “GL Loan”). In connection with the GL Loan, Mr. Luck entered into a personal guaranty with respect to Genuine Lifetime, LLC’s obligations under the GL Loan. Additionally, Mr. Luck agreed not to sell, transfer or assign his shares of common stock, or permit October 3rd Holdings, LLC, as its managing member, to sell, transfer or assign its shares of common stock, prior to the repayment of the GL Loan, subject to certain exceptions.

Effective June 30, 2024, the Company entered into a Debt Conversion Agreement with October 3rd Holdings, LLC, pursuant to which the Company agreed to issue 93,333 shares of common stock at a price of $4.50 per share to October 3rd Holdings, LLC in exchange for the conversion of certain outstanding indebtedness owed by a subsidiary of the Company to October 3rd Holdings, LLC in the amount of $0.4 million.

On September 12, 2025, Janine Grasso concluded her service as Interim Chief Executive Officer and resigned from the Board of Directors, effective immediately. The Board thanks Ms. Grasso for her leadership during a period of transition and appreciates her many contributions to the Company.

On September 8, 2025, Christopher Gaertner resigned from the Board of Directors, effective immediately. At the time of his resignation, Mr. Gaertner was serving solely as a member of the Board. Mr. Gaertner provided the Company with an email dated September 8, 2025, which is filed as Exhibit 17.1 to this Current Report on Form 8-K. The Company believes Mr. Gaertner’s correspondence contains significant inaccuracies and mischaracterizations. The Company respectfully disagrees with his description of events and affirms that its governance, operations, and practices have been and remain appropriate and in compliance with applicable requirements.

Item 8.01 Other Events

The Company continues to work diligently toward completing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and intends to file the report as soon as practicable. The Company remains committed to transparency, timely reporting, and compliance with all applicable requirements.

Exhibit Index

Exhibit No.	Description
17.1	Email from Christopher Gaertner to the Board of Directors, dated September 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brand Engagement Network Inc.

Date: September 12, 2025	By:	/s/ Tyler J. Luck
	Name:	Tyler J. Luck
	Title:	Acting Chief Executive Officer